Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES AUTHORIZES

REPURCHASE OF ADDITIONAL 500,000 SHARES

- Repurchased 139,182 Common Shares in Fiscal Second

Quarter and Fiscal Third Quarter to Date -

Dayton, Ohio, (August 2, 2012) -- REX American Resources Corporation (NYSE: REX) announced today that its Board of Directors approved a 500,000 share increase in the number of shares in its common stock repurchase plan. When combined with the 23,273 shares remaining from a previous authorization, the Company now has the authority to repurchase up to 523,273 shares of its common stock. During the Company’s fiscal second quarter (ended July 31, 2012) and to date in the fiscal third quarter ending October 31, 2012, REX has purchased 139,182 shares (at an average price of approximately $17.96 per share). Reflecting all purchases to date, REX presently has approximately 8,258,098 shares of common stock outstanding.

Share repurchases will be made from time to time in open market or private transactions at prevailing market prices, and all shares purchased will be held in the Company’s treasury for possible future use.

About REX American Resources Corporation

REX American Resources has interests in seven operating ethanol production facilities which in aggregate sold approximately 681 million gallons of ethanol over the twelve month period ended April 30, 2012. REX’s current effective ownership of the trailing twelve month gallons sold (for the period ended April 30, 2012) by the ethanol production facilities in which it has ownership interests is approximately 249 million gallons. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative changes, the price volatility and availability of corn, sorghum, dried distillers grains, ethanol, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, changes in the national or regional economies, weather, the effects of terrorism or acts of war, changes in real estate market conditions and the impact of Internal Revenue Service audits. The Company does not intend to update publicly any forward-looking statements except as required by law.

For further information contact:

Douglas Bruggeman Chief Financial Officer 937/276-3931	Joseph N. Jaffoni, Norberto Aja J C I R 212/835-8500 rex@jcir.com

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